Exhibit 10.3

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2011, by and among Milestone Longcheng Limited, a company organized under the laws of the British Virgin Islands (the “Investor”), CHINA BCT PHARMACY GROUP, INC., a company organized under the laws of Delaware (the “Company”), the Persons listed on Schedule 1 hereto (the “Shareholders”), and Mr. Tian Hui Tang as representative for the Shareholders (“Shareholders’ Representative” and together with the Investor, the Company and the Shareholders, the “Parties” and each individually sometimes referred to herein as a “Party”).

W I T N E S S E T H:

WHEREAS, the Company has created a new series of preferred shares designated as Series A Convertible Preferred Shares (the “Preferred Shares”) which are convertible into Common Shares of the Company, par value US$0.001 per share (“Common Shares”);

WHEREAS, pursuant to that certain Series A Convertible Preferred Shares Purchase Agreement, dated as of January 18, 2011 (the “Preferred Shares Purchase Agreement”), the Company is issuing certain Preferred Shares to the Investor; and

WHEREAS, the Parties desire to enter into this Agreement to set forth certain rights and obligations among them (it being acknowledged that the Shareholders and the Company are entering into this Agreement to induce the Investor to consummate the transactions contemplated by the Preferred Shares Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions and Interpretation.

(a) Definitions.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” of a Person means any other Person (a) that directly or indirectly controls, is controlled by or is under common control with, the Person or any of its Subsidiaries, (b) that directly or indirectly beneficially owns or holds 5% or more of any class of equity security or other similar interests of the Person or any of its Subsidiaries or (c) 5% or more of the equity securities of which is directly or indirectly beneficially owned or held by the Person or any of its Subsidiaries.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, agreement or otherwise.

“Arbitration Notice” has the meaning set forth in Section 7(f).

“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York, Hong Kong or PRC are authorized or required by law or other governmental action to close and a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.

“Certificate of Designation” means the Certificate of Designation signed by the Company on the Closing Date.

“Closing Date” means [•], 2011.

“Common Shares” has the meaning set forth in the Recitals above.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Competing Business” means any provision of services or goods that would be reasonably considered to be competitive with any services or goods now being offered or hereafter offered by the Company and its Subsidiaries.

“Consultation Period” has the meaning set forth in Section 7(f).

“Co-Sale Offered Shares” has the meaning set forth in Section 3(d)(i).

“Co-Sale Preferred Shareholder” has the meaning set forth in Section 3(d)(i).

“Co-Sale Shareholder” has the meaning set forth in Section 3(d)(i).

“Covenanter” has the meaning set forth in Section 4(a).

“Dispute” has the meaning set forth in Section 7(f).

“Earn-in Agreement” means the Earn-in Agreement dated December 30, 2009, as amended on May 19, 2010, by and among the Shareholders.

“Election Notice” has the meaning set forth in Section 3(d)(i).

“Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other entity.

“Exempt Transfer” shall have the meaning set forth in Section 3(e).

“First Refusal Allotment” has the meaning set forth in Section 3(c)(i).

“First Refusal Expiration Notice” has the meaning set forth in Section 3(c)(ii).

“First Refusal Notice” has the meaning set forth in Section 3(c).

“First Refusal Period” has the meaning set forth in Section 3(c).

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational, as well as any applicable self regulatory body.

“HKIAC” has the meaning set forth in Section 7(f).

“Hong Kong” means the Special Administrative Region of Hong Kong.

“Investor” has the meaning set forth in the Preamble to this Agreement.

“Investor Director” has the meaning ascribed to it in the Preferred Shares Purchase Agreement.

“Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations.

“Material Adverse Effect” has the meaning ascribed to it in the Preferred Shares Purchase Agreement.

“Non-compete Period” has the meaning set forth in Section 4(a).

“Notice of Sale” has the meaning set forth in Section 3(b).

“Offered Shares” has the meaning set forth in Section 3(b).

“Party” and “Parties” have the meanings set forth in the Preamble to this Agreement.

“Person” means any individual, Entity, unincorporated association or Governmental Authority.

“PRC” means the People’s Republic of China.

“Preferred Shareholders” has the meaning set forth in Section 3(c).

“Preferred Shareholder Co-Sale Pro Rata Portion” has the meaning set forth in Section 3(d)(i).

“Preferred Shareholder Pro Rata Percentage” has the meaning set forth in Section 3(d)(i).

“Preferred Shares” has the meaning set forth in the Recitals above.

“Preferred Shares Purchase Agreement” has the meaning set forth in the Recitals above.

“Purchase Price” has the meaning ascribed to it in the Preferred Shares Purchase Agreement.

“Purchaser” has the meaning set forth in Section 3(a).

“Qualified Public Offering” means a firmly committed underwritten public offering of the Common Shares (or equity securities of an entity that holds all or substantially all the share capital of the Company) pursuant to an effective registration statement filed under the United States Securities Act of 1933, as amended or under other comparable applicable Law for jurisdictions outside of the United States in which (a) the Common Share is listed on the NASDAQ Global Market, the New York Stock Exchange or an internationally recognized exchange approved by the holders of majority of the Preferred Shares, (b) the gross proceeds received by the Company and the shareholders participating in the offering are no less than US$60,000,000, (c) the market capitalization of the offering entity immediately after the offering is no less than US$300,000,000, and (d) the number of securities of the offering entity which are publicly traded immediately after the offering is no less than 20% of the total issued share capital of the offering entity.

“Selling Shareholder” has the meaning set forth in Section 3(b).

“Selling Shareholder Co-Sale Pro Rata Portion” has the meaning set forth in Section 3(d)(i).

“Selling Shareholder Pro Rata Percentage” has the meaning set forth in Section 3(d)(i).

“Service Termination Date” means with respect to any Person, the date on which such Person ceases to be an employee, a director or a consultant, as the case may be, of the Company or any of its Subsidiaries, for any reason (other than by reason of death or disability), with or without cause.

“Shareholders” has the meaning set forth in the Preamble to this Agreement.

“Shareholders’ Representative” has the meaning set forth in the Preamble to this Agreement.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the U.S. Internal Revenue Code of 1986, as amended, and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Transaction Documents” has the meaning ascribed to it in the Preferred Shares Purchase Agreement.

“Transfer” of a security means any sale, assignment, transfer, exchange, pledge, grant of a security or participation interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in such security.

(b) Interpretation.

(i) Headings.  The headings to the Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(ii) Usage.  In this Agreement, unless the context requires otherwise:  (i) the singular number includes the plural number and vice versa;  (ii) reference to any gender includes each other gender; (iii) the Exhibits and Schedules to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “herein”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (vi) a reference to any Article, Section or Subsection shall be deemed to refer to the corresponding Article, Section, or Subsection of this Agreement.

Section 2. Investor Board Representation.  Each Shareholder agrees to vote all voting securities held by it in the Company from time to time and to take all other necessary actions within its control (whether in its capacity as shareholder or otherwise, including without limitation, causing its directors and officers to take all such necessary actions), and shall cause the Company to take all necessary actions, in order to effect the appointment, election, reelection or removal as contemplated in Section 5.7 of the Preferred Shares Purchase Agreement of any Investor Director at the direction of the Investor.

Section 3. Share Transfers.

(a) Restrictions on Transfer. No Shareholder shall Transfer any Common Shares held directly or indirectly by it to any prospective transferee (the “Purchaser”) without first requesting the prior written consent of the holders of majority of the then outstanding Preferred Shares. Any purported Transfer by any Shareholder in violation of this Section 3(a) shall be null and void and shall have no force and effect. In the event that the consent is not received within ten (10) days of the request, the Selling Shareholder may only transfer in accordance with the remaining provisions of this Section 3.

(b) Notice of Sale.  In the event that any Shareholder proposes to undertake a Transfer of Common Shares held directly or indirectly by it at the time of the proposed Transfer, such Shareholder (the “Selling Shareholder”) shall deliver or cause to be delivered a written notice (the “Notice of Sale”) to each Preferred Shareholder at least fifteen (15) days prior to making any such Transfer.  The Notice of Sale shall state (i) the number of Common Shares to be Transferred (the “Offered Shares”) and the percentage that such Common Shares represent of all Common Shares then held by such Shareholder, (ii) such Shareholder’s bona fide intention to Transfer such Common Shares and (iii) the terms and conditions of the contemplated Transfer, including the price.

(c) Right of First Refusal. Each of the Investor and its permitted assigns to whom its rights under this Section 3 have been duly assigned in accordance with this Agreement (collectively, the “Preferred Shareholders” and each, a “Preferred Shareholder”) will have the right, exercisable upon written notice (the “First Refusal Notice”) to the Selling Shareholder, the Company and each other Preferred Shareholder within twenty (20) days after receipt of the Notice of Sale (the “First Refusal Period”) of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such Preferred Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Preferred Shareholder.  Such right of first refusal may be exercised as follows:

(i) First Refusal Allotment. Each Preferred Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Common Shares (calculated on an as converted and fully-diluted basis) held by such Preferred Shareholder at the time of the transaction and the denominator of which is the total number of Common Shares (calculated on an as converted and fully-diluted basis) owned by all Preferred Shareholders at the time of the transaction.  To the extent that any Preferred Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Preferred Shareholders shall, within five (5) days after the end of the First Refusal Period, make such adjustments to the First Refusal Allotment of each exercising Preferred Shareholder so that any remaining Offered Shares may be allocated to those Preferred Shareholders exercising their rights of first refusal on a pro rata basis.

(ii) Expiration Notice.  Within ten (10) days after expiration of the First Refusal Period the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (A) that all of the Offered Shares were subscribed by the Preferred Shareholders exercising their rights of first refusal or (B) that the Preferred Shareholders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Preferred Shareholder Co-Sale Pro Rata Portion (as defined below) and the Selling Shareholder Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale right described in Section 3(d) below.

(iii) Purchase Price. The purchase price for the Offered Shares to be purchased by the Preferred Shareholders exercising their right of first refusal will be the price set forth in the Notice of Sale, but will be payable as set forth in Section 3(c)(iv) below. If the purchase price in the Notice of Sale includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company, the Preferred Shareholders and the Selling Shareholder, absent fraud or error.

(iv) Payment. Payment of the purchase price for the Offered Shares purchased by the Preferred Shareholders shall be made within thirty (30) days following the date of the First Refusal Expiration Notice.  Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(v) Rights of a Selling Shareholder.  If any Preferred Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Preferred Shareholders, the Selling Shareholder’s rights as a holder of such Offered Shares shall be suspended until the Selling Shareholder receives payment for such Offered Shares from such Preferred Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Preferred Shareholder.

(vi) Application of Co-Sale Right.  In the event that the Preferred Shareholders have not elected to purchase any or all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right of the Preferred Shareholders as set forth in Section 3(d) below.

(d) Co-Sale Right.  To the extent that the Preferred Shareholders have not exercised their right of first refusal with respect to any or all the Offered Shares, then each Preferred Shareholder shall have the right to exercise its co-sale right hereunder. Such co-sale right may be exercised as follows:

(i) Participation Procedures.

(A)           Within ten (10) Business Days after receipt of the First Refusal Expiration Notice, upon written notice (an “Election Notice”) to the Selling Shareholder, the Company and each other Preferred Shareholder, each Preferred Shareholder may elect to include in such proposed Transfer up to the number of Preferred Shares that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder as set forth in the First Refusal Expiration Notice (the “Co-Sale Offered Shares”) by (y) a fraction (the “Preferred Shareholder Pro Rata Percentage”), the numerator of which is the number of Common Shares (calculated on an as converted and fully-diluted basis) held by such Preferred Shareholder (the “Co-Sale Preferred Shareholder”) at the time of the transaction and the denominator of which is the total number of Common Shares (calculated on an as converted and fully-diluted basis) of the Selling Shareholder and the Co-Sale Preferred Shareholder (collectively, the “Co-Sale Shareholders”) at the time of the transaction (the “Preferred Shareholder Co-Sale Pro Rata Portion”).

(B)           To the extent one or more of the Preferred Shareholders exercise such right of participation in accordance with Section 3(d)(i)(A), the maximum number of Co-Sale Offered Shares that the Selling Shareholder may sell in the proposed Transfer shall be equal to the product obtained by multiplying (x) the Co-Sale Offered Shares by (y) a fraction (the “Selling Shareholder Pro Rata Percentage”), the numerator of which is the number of Common Shares held by such Selling Shareholder at the time of the transaction and the denominator of which is the total number of Common Shares (calculated on an as converted and fully-diluted basis) of the Co-Sale Shareholders at the time of the transaction (the “Selling Shareholder Co-Sale Pro Rata Portion”).

(C)           The Selling Shareholder shall not consummate any proposed Transfer unless the Purchaser purchases all of the Preferred Shares in the Election Notice upon the same terms and conditions as those contained in the Notice of Sale; provided, that if the number of Common Shares (calculated on an as converted and fully-diluted basis) which the Purchaser elects to purchase is more or less than the Co-Sale Offered Shares, the number of Common Shares (calculated on an as converted and fully-diluted basis) to be sold by each Co-Sale Shareholder shall be reduced on a pro rata basis in accordance with the Preferred Shareholder Pro Rata Percentage (in the case of the Preferred Shareholder(s)) and the Selling Shareholder Pro Rata Percentage (in the case of the Selling Shareholder), respectively. For the purpose of determining the terms and conditions on which any Preferred Shares are to be sold to the Purchaser hereunder, each Preferred Share being deemed to be equivalent to the number of Common Shares into which such Preferred Share is then convertible pursuant to Article 4 of the Certificate of Designation.

(ii) Single Closing.  All Common Shares and Preferred Shares to be Transferred by the Selling Shareholder and the Preferred Shareholder(s) with respect to a single Notice of Sale and any related Election Notice shall be Transferred to the Purchaser in a single closing on the terms and conditions described in such Notice of Sale.  The Company agrees not to register any Transfer of Common Shares by the Selling Shareholder to which the Preferred Shareholder’s co-sale right apply unless the Selling Shareholder is in full compliance with the applicable provisions of this Agreement.

(e) Exempt Transfers.  The right of first refusal and co-sale right of the Preferred Shareholders shall not apply to (i) any sale by the Selling Shareholder of Common Shares in a Qualified Public Offering or (ii) any Transfer among the Shareholders pursuant to the Earn-in Agreement (in either case, an “Exempt Transfer”).

(f) Right to Transfer. To the extent the Preferred Shareholders do not elect to purchase, or to participate in the sale of, the Offered Shares subject to the Notice of Sale, the Selling Shareholder shall have the right, for ninety (90) days following delivery of the First Refusal Expiration Notice, undertake a transfer of the Offered Shares covered by the Notice of Sale and not elected to be purchased by the Preferred Shareholders, which in each case shall be on the same terms and conditions as those described in the Notice of Sale.  Any proposed transfer on terms and conditions which are materially different from those described in the Notice of Sale, as well as any subsequent proposed transfer of any Common Shares held directly or indirectly by the Selling Shareholder (including without limitation any Common Shares held directly or indirectly by the Selling Shareholder which are proposed to be sold to the Purchaser in the event the Purchaser elects to purchase more than the Co-Sale Offered Shares), shall again be subject to the right of first refusal and the co-sale right of the Preferred Shareholders and shall require compliance by the Selling Shareholder with the procedures described in Section 3.

(g) Term.  The provisions under this Section 3 shall terminate upon the occurrence a Qualified Public Offering.

(h) Assignment.  The rights of the Preferred Shareholders under Section 3 are fully assignable in connection with a transfer of shares of the Company by the Preferred Shareholders; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by such Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

Section 4. Non-competition

(a) In consideration of the Investor entering into the transactions contemplated by the Preferred Shares Purchase Agreement and performing its obligations thereunder, each Shareholder (each a “Covenanter”) severally but not jointly hereby agrees that:

(i) During the period from the Service Termination Date to and including the second anniversary of the Service Termination Date (the “Non-compete Period”), each Covenanter shall not, and shall procure that each of his or her Affiliates do not, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services (including through outsourcing, or as an intermediary or agent or otherwise) for or otherwise engage in or provide assistance to any Competing Business in the PRC, Hong Kong and any other country in which the Company or its Subsidiaries engage in business; provided, however, nothing in this Section 4 shall prohibit such Covenanter from being passive owners of not more than one percent (1%) of the outstanding shares of any corporation which is publicly traded, so long as such Covenanter has no active participation in the business of such corporation.

(ii) During the Non-compete Period, such Covenanter shall not, directly or indirectly through another entity, (A) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any of its employees, (B) hire any person who was an employee of the Company or any of its Subsidiaries within one hundred and eighty (180) days prior to the time such employee is hired by such covenanter or such entity, (C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of the Company or any of its Subsidiaries to cease or refrain from doing business with the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any of its Subsidiaries (including, without limitation, making any negative statements or communications about the Company or any of its Subsidiaries) or (D) directly or indirectly acquire or attempt to acquire an interest in any Competing Business or any business with which the Company or any of its Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries (regardless of whether such business is a Competing Business); provided that none of the foregoing shall apply with respect to or limit any Covenanter in the performance of his or her duties as an executive or employee of the Company or any Subsidiary thereof.

(b) The Investor and each of the Covenanters agree that the covenants set forth in this Section 4 are reasonable with respect to period, geographical area and scope.  Notwithstanding anything in this Section 4 to the contrary, if at any time, in any arbitral proceeding, any of the restrictions stated in this Section 4 are found pursuant to Section 7(f) to be unreasonable or otherwise unenforceable under circumstances then existing, each Covenanter agrees that the period, scope and/or geographical area, as the case may be, shall be reduced to the extent necessary to enable the arbitral tribunal to enforce the restrictions to the extent such provisions are allowable under Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible.  Each of the Covenanters acknowledges and agrees that monetary damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 4 and that, in such event, the Investor and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any arbitral tribunal of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 4 (including the extension of the Non-compete Period applicable to such Covenanter by a period equal to the length of the arbitral proceedings necessary to stop such violation); provided that such Covenanter is found to have been in violation of the provisions of this Section 4.  Any injunction shall be available without the posting of any bond or other security.  In the event of an alleged breach or violation by any Covenanter of any of the provisions of this Section 4, the Non-compete Period will be tolled for such Covenanter until such alleged breach or violation is resolved if such Covenanter is found to have not violated the provisions of this Section 4, then the Non-compete Period will not be deemed to have been tolled.  Each Covenanter agrees that the restrictions contained in this Section 4 are reasonable in all respects and are necessary to protect the goodwill of the business of the Company and its Subsidiaries and are an integral part of the Purchase Price to be paid under the Preferred Shares Purchase Agreement.

Section 5. Tax Matters. Each Shareholder shall pay all Tax required to be paid by it or cause the Company and each of its Subsidiaries to withhold and pay all Taxes required to be withheld in connection with such Shareholder’s tax liability so that any failure to pay or withhold would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and each of the Shareholders agree to, several and not jointly, indemnify the Company against any losses arising out of its failure to pay such Taxes.

Section 6. Shareholders’ Representative

(a) Mr. Hui Tian Tang shall be constituted and appointed as agent for and on behalf of all Shareholders as their attorney-in-fact and representative, (i) to do any and all things and to execute any and all documents or other papers, in each such Shareholder’s name, place and stead, in any way in which each such Shareholder could do if personally present, in connection with this Agreement and the applicable Transaction Documents and the transactions contemplated hereby and thereby, and (ii) to amend, cancel or extend, or waive the terms of, this Agreement and any of the Transaction Documents in a manner that would not disproportionately affect such Shareholder as compared to the other Shareholders, The power of attorney granted hereby is coupled with an interest. The Shareholders shall be bound by all actions taken and documents executed by the Shareholders’ Representative pursuant hereto, and the Investor shall be entitled to rely on any action or decision of the Shareholders’ Representative.

(b) The Shareholders’ Representative may, by giving not less than thirty (30) days written notice to the other Parties, resign as the Shareholders’ Representative under this Agreement. In the event that the Shareholders’ Representative becomes unable or unwilling to continue in his capacity as the Shareholders’ Representative under this Agreement, the Shareholders shall (by majority-in-interest) promptly appoint a successor Shareholders’ Representative by written notice to the Investor, and the appointment of such successor Shareholders’ Representative shall become effective only upon the Investor’s receipt of such written notice.  Each Shareholder hereby agrees that any successor Shareholders’ Representative so selected by such Shareholder shall be entitled to act as such under this Agreement on behalf of such Shareholder.  All references herein to the Shareholders’ Representative shall include any such successor Shareholders’ Representative.  Except as otherwise expressly set forth herein, each Shareholder hereby consents to the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by such Shareholders under this Agreement.  The Shareholders shall be bound by all actions taken by the Shareholders’ Representative in his capacity as the Shareholders’ Representative.

(c) In performing the functions specified in this Agreement, the Shareholders’ Representative shall not be liable to any Shareholder in the absence of gross negligence or willful misconduct on the part of the Shareholders’ Representative.  Each Shareholder shall severally and not jointly, indemnify and hold harmless the Shareholders’ Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Representative.

Section 7. Miscellaneous.

(a) Notices.  All notices, requests, demands and other communications to any Party or given under this Agreement shall be in writing and delivered personally, by overnight delivery or courier, by e-mail, by registered mail or by telecopier (with confirmation received) to the Parties at the address, the e-mail address or telecopy number specified for such Parties below (or at such other address, e-mail address or telecopy number as may be specified by a Party in writing given at least five Business Days prior thereto).  All notices, requests, demands and other communications shall be deemed delivered when actually received:

(i) If to the Company, at:

China BCT Pharmacy Group, Inc.
No 102, Chengzhan Road
Liuzhou City, Guangxi Province, PRC
China
Phone:  +86 772 3638318
Fax:      +86 772 3611763
Attn:      Mr. Hui Tian Tang, Chairman & CEO
e-mail:   huitian.tang@china-bct.com

with a copy by fax or messenger or courier or e-mail to:

McKenna Long & Aldridge LLP
303 Peachtree Street, NE, Suite 5300
Atlanta, GA  30308  USA
Phone:  (404) 527-4990
Fax:      (404) 527-4198 and (404) 527-8890
Attn:      Mr. Thomas Wardell, Esq.
e-mail:   twardell@mckennalong.com

(ii) If to the Shareholders, to the Shareholders’ Representative at:

Mr. Hui Tian Tang
China BCT Pharmacy Group, Inc.
No 102, Chengzhan Road
Liuzhou City, Guangxi Province, PRC
Phone:  +86 772 3638318
Fax:      +86 772 3611763
e-mail:   huitian.tang@china-bct.com

(iii) If to the Investor, at:

Milestone Longcheng Limited
318 Hu Nan Road
Shanghai 200031, PRC
Fax: (8621) 6437-9590
Attn: Ms. Yunli Lou
e-mail: yunli@mcmchina.com

With a copy by fax or messenger or courier or e-mail to:

Latham & Watkins
41St Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Fax: +852.2522.7006
Attn: Mr. David T. Zhang, Esq.
e-mail:  david.zhang@lw.com

(iv)                 If to a Preferred Shareholder (other than the Investor), at such holder's last address as shown on the stock ledger of the Company.

(b) Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, and by different Parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(c) Modification or Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by all of the Parties.

(d) Successors and Assigns.  This Agreement shall be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the Parties hereto.

(e) Governing Law.  This Agreement, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, shall be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

(f) Arbitration. Any dispute, controversy, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (the “Dispute”) shall first be attempted to be resolved through discussions and consultations between the parties in good faith for a period of thirty (30) days after written notice has been sent by any Party to the other Party pursuant to the notice provisions set out in Section 7 (the “Consultation Period”).

(i) If the Dispute remains unresolved upon expiration of the Consultation Period, any Party may in its sole discretion elect to submit the matter to arbitration with notice to any other Party or Parties (the “Arbitration Notice”). The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 7(f), the provisions of this Section 7(f) shall prevail.

(ii) The language of the arbitration proceedings and written decisions or correspondence shall be in English.

(iii) The number of arbitrators shall be three. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.

(iv) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(v) The arbitrators shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(vi) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(g) Integration.  This Agreement, together with the Preferred Shares Purchase Agreement and the other Transaction Documents, contains and constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the Parties hereto.

(h) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Ambiguities.  This Agreement was negotiated between legal counsel for the Parties and any ambiguity in this Agreement shall not be construed against the Party who drafted this Agreement.

(j) No Third-Party Rights.  This Agreement is not intended, and shall not be construed, to create any rights in any parties other than the Company, the Shareholders and the Investor, and no Person may assert any rights as third-party beneficiary hereunder.

(k) No Waiver; Remedies.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege.  A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.

COMPANY:	CHINA BCT PHARMACY GROUP, INC. By: /S/ TIAN HUI TANG Name: TIAN HUI TANG Title: CHIEF EXECUTIVE OFFICER

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.
SHAREHOLDERS:

XIAO YAN ZHANG

/S/ XIAO YAN ZHANG

HUITIAN TANG

/S/ HUITIAN TANG

JIANG YOU RU

/S/ JIANG YOU RU

LIU CHUN LIN

/S/ LIU CHUN LIN

WEI WEN DE

/S/ WEI WEN DE

WANG BANG FU

/S/ WANG BANG FU

ZHAO MING AN

/S/ ZHAO MING AN

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.
SHAREHOLDERS:

ZHANG QING QIU

/S/ ZHANG QING QIU

YANG XIAO JIAN

/S/ YANG XIAO JIAN

MENG YUAN GANG

/S/ MENG YUAN GANG

JIANG QI FENG

/S/ JIANG QI FENG

HE WEN HENG

/S/ HE WEN HENG

LIU GONG CHUN

/S/ LIU GONG CHUN

JIA JUN WEN

/S/ JIA JUN WEN

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.
SHAREHOLDERS:	TAN YU JING /S/ TAN YU JING LI JING HUA /S/ LI JING HUA YE YUAN JIAN /S/ YE YUAN JIAN

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.

INVESTOR:	MILESTONE LONGCHENG LIMITED By: /S/ MILESTONE LONGCHENG LIMITED Name: MILESTONE LONGCHENG LIMITED Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first written above.

SHAREHOLDERS’ REPRESENTATIVE:	Mr. Tian Hui Tang (in his capacity as the Shareholders’ Representive) /s/ Tian Hui Tang

SCHEDULE 1

LIST OF SHAREHOLDERS

Name	PRC ID/Passport number
Xiao Yang Zhang
Hui Tian Tang（唐恢天）
Jiang You Ru（江有如）
Liu Chun Lin（刘春林）
Wei Wen De（韦文德）
Wang Bang Fu（王邦福）
Zhao Ming An（赵明安）
Zhang Qing Qiu（张庆秋）
Yang Xiao Jian（杨晓俭）
Meng Yuan Gang（蒙源钢）
Jiang Qi Feng（蒋旗峰）
He Wen Heng（何文亨）
Liu Gong Chun（刘功纯）
Jia Jun Wen（贾俊文）
Tan Yu Jing（谭钰菁）
Li Jing Hua（李景华）
Ye Yuan Jian（叶远箭）